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                                                                   Exhibit 2(a)

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                            ASSET PURCHASE AGREEMENT

                                     among

                              GM ACQUISITION CORP.

                          GENERAL AQUATICS CORPORATION

                             GENERAL AQUATICS, INC.

                         ANTHONY AND SYLVAN POOLS, INC.

                          KDI AMERICAN PRODUCTS, INC.

                                      and

                               KDI PARAGON, INC.







                           Dated as of March 24, 1997




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                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT, dated as of March 24, 1997, is by and among GENERAL AQUATICS CORPORATION, an Ohio corporation (the "Purchaser"), GM ACQUISITION CORP., a Delaware corporation ("GAI"), GENERAL AQUATICS, INC., a Delaware corporation (the "Parent"), and the Parent's wholly-owned subsidiaries ANTHONY AND SYLVAN POOLS, INC., a Delaware corporation ("A&S"), KDI AMERICAN PRODUCTS, INC., a Delaware corporation ("American Products"), and KDI PARAGON, INC., a Delaware corporation ("Paragon" and, together with A&S and American Products, the "Subsidiaries"). Parent and the Subsidiaries are sometimes hereinafter referred to collectively as either the "Company" or the "Sellers," and each of them is sometimes hereinafter referred to individually as a "Seller."

        WHEREAS, the Sellers collectively own the Assets (as defined below), and GAI proposes to merge with and into the Parent (the "Merger") pursuant to that certain Agreement and Plan of Merger, dated as of March 23, 1997, among EQ Corporation, a Delaware corporation ("EQ"), GAI and the Parent (the "Merger Agreement"); and

        WHEREAS, immediately following the closing pursuant to the Merger Agreement, GAI desires to cause the Parent, as the surviving entity in the Merger, and the Subsidiaries to sell, and the Purchaser desires to purchase, the Assets and, as part of such sale and purchase, the Purchaser is willing to assume the Assumed Liabilities (as defined below).

        NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

         1.1. DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions and in reliance on the representations, warranties and covenants set forth in this Agreement, each Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from each Seller, as of the Closing, all of the assets of such Seller (other than those assets identified in Section 1.2 hereof as being Retained Assets of such Seller), including, without limitation:

              (a) REAL PROPERTY. All right, title and interest of such Seller in and to the land, buildings and improvements thereon and appurtenant thereto, except for any such land, buildings or improvements included in the Retained Assets of such Seller.

              (b) MACHINERY AND EQUIPMENT. All machinery, equipment (including office equipment), computers, furniture, fixtures owned, leased, or otherwise used by such Seller.

              (c) RECEIVABLES. All receivables owned by such Seller on the Closing Date, including but not limited to accounts receivable and notes receivable.

              (d) INVENTORY. All inventories of raw materials, work-in-progress and finished products and all replacement and spare parts and fuel of such Seller on the Closing Date, wherever located.

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              (e) SUPPLIES. All factory and office supplies owned by such Seller on the Closing Date.

              (f) INTELLECTUAL PROPERTY. All (i) patents or patent applications owned by such Seller, all licenses and other rights granted to such Seller relating to any patent or patent application owned by any other person or entity, all trademarks, service marks, copyrights, software or trade names owned by such Seller, all licenses and other rights granted to such Seller to use any such trademark, service mark, copyright, software or trade name owned by any other person or entity, whether registered or unregistered (collectively, the "Intellectual Property") and (ii) trade names, trade secrets and know-how, if any, belonging to such Seller, including such Seller's rights with respect to the use of the names "General Aquatics," "Anthony & Sylvan," "American Products," and "Paragon," but excluding any such Seller's rights with respect to the use of the name "Poolsaver."

              (g) PERMITS. All interests (to the extent transferable) of such Seller in all permits, licenses, orders and approvals of all Governmental Entities (as defined below).

              (h) RECORDS. All books and records of such Seller on the Closing Date, including without limitation customer files, customer lists, supplies lists, sales literature, sales records, and inventory records, and all computer applications and programs owned, licensed, or otherwise used by such Seller. Notwithstanding the foregoing, the books and records of any Seller related to any Retained Assets or Retained Liabilities shall be retained by such Seller, PROVIDED that copies of any such books and records shall be deemed to be Assets and shall be delivered to the Purchaser.

              (i) CONTRACTS. All contracts in force and effect (including any deposits related thereto), leases, agreements, purchase and sales orders of such Seller.

        All of the Assets of all of the Sellers being transferred pursuant this Agreement shall be hereinafter collectively referred to as the "Assets."

         1.2. RETAINED ASSETS. Notwithstanding anything to the contrary in
Section 1.1 above, each Seller shall retain all right, title and interest in and to those, and only those, of its assets specifically identified on Schedule 1.2. All of the assets of all of the Sellers being retained pursuant to this Agreement shall be hereinafter collectively referred to as the "Retained Assets."

         1.3. ASSET TRANSFER. On the Closing Date, each Seller shall deliver to the Purchaser a General Conveyance, Assignment and Bill of Sale in the form attached hereto as Schedule 1.3, conveying such Seller's Assets to the Purchaser as well as such specific assignments of any of such Assets as the Purchaser or the Purchaser's counsel may deem reasonably necessary or desirable to effect or evidence the transfers contemplated hereby.

         1.4. LIABILITIES.

              (a) ASSUMED LIABILITIES. As of the Closing, the Purchaser shall assume and be responsible for any and all liabilities and obligations of the Sellers of any and every kind

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(whether known or unknown, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due), including, without limitation, those liabilities specified on Schedule 1.4(a); PROVIDED that the Sellers shall each be responsible for their respective Retained Liabilities (as defined below). All of the liabilities of all of the Sellers being assumed by the Purchaser pursuant to this Agreement shall be hereinafter collectively referred to as the "Assumed Liabilities."

              (b) ASSUMPTION OF LIABILITIES. On the Closing Date, the Purchaser shall deliver to the Sellers an Assumption of Liabilities in the form attached hereto as Schedule 1.4(b) with respect to the Assumed Liabilities as well as such specific assumptions and/or undertakings with respect to any of the Assumed Liabilities as any Seller or Sellers' counsel may deem necessary or desirable to effect or evidence the assumption contemplated hereby.

              (c) RETAINED LIABILITIES. Notwithstanding anything to the contrary in Section 1.4(a) and (b) above, those, and only those, liabilities specified on
Schedule 1.4(c) shall be retained by the Sellers, as applicable (the "Retained Liabilities").

        1.5. CLOSING. The closing (the "Closing") of the transactions contemplated by this Article I shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York, 10022, at such time and date as may be agreed upon in writing by the Purchaser and the Sellers. (Hereinafter, the date on which the Closing shall take place is referred to as the "Closing Date".)

        1.6. PURCHASE PRICE. The aggregate purchase price for the Assets shall be Sixty Eight Million Three Hundred And Fifty Thousand Dollars ($68,650,000), PLUS, (a) the Debt Increase Amount (as defined in the Merger Agreement), LESS
(b) all amounts paid by the Sellers' on or prior to the Closing to (i) the holders of options exercisable for common stock of the Parent or any such Subsidiary for the purpose of repurchasing or redeeming such options and (ii) officers or directors of the Company for the purpose of satisfying the Company's obligation to make the payments set forth in the minutes of the November 1996 meeting of the Parent's Board of Directors, less (c) an amount equal to the Company Costs (as defined in the Merger Agreement), other than those Company Costs paid by GAI or EQ pursuant to Section 2.2(d) of the Merger Agreement.

        1.7. FUNDS TRANSFER AT CLOSING. At the Closing, the Purchaser shall deliver the Purchase Price to the Sellers by wire transfer of immediately available funds to such bank or accounts as are specified in written instruction of the Sellers delivered to the Purchaser at least one business day prior to Closing.


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        1.8. ALLOCATION OF THE PURCHASE PRICE. The Purchaser and each Seller shall each use its best efforts to coordinate the completion of all filings regarding the Purchase Price as required by Section 1060(e) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers, upon their execution and delivery of this Agreement, are making the following representations and warranties on a joint and several basis. Wherever the term "material," "material adverse effect," "in any material respect" or other similar term is used in the representations and warranties with regard to the Company such determination of materiality shall be made with respect to the Company taken as a whole unless otherwise specified. In addition, all of the representations and warranties are qualified in their entirety by the disclosure schedule attached hereto (the "Disclosure Schedule").

        2.1. CORPORATE ORGANIZATION. Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted, except for governmental franchises, licenses, permits, authorizations and approvals, the absence of which would not have a material adverse effect on the Company.

         2.2. FOREIGN QUALIFICATION. Each Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification.

         2.3. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each Seller has the corporate power and authority to execute and deliver this Agreement and all instruments to be delivered pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Seller. Each Seller has duly executed and delivered this Agreement, and this Agreement constitutes the legally valid and binding obligation of each Seller, enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law).

         2.4. NO CONFLICTS; CONSENTS. Except as set forth in Schedule 2.4, the execution and delivery by each Seller of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any mortgages, liens, security interests, charges, easements, leases,

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subleases, covenants, rights of way, options, claims or encumbrances of any kind
(collectively, "Liens") upon any of the Assets under any provision of (i) the Certificate of Incorporation or By-Laws of any Seller or (ii) any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Applicable Law") applicable to any Seller or any of their respective properties or assets, except, in the case of clause (ii), for any of the foregoing which, in the aggregate, would not have an adverse effect on the Company in excess of Seventy-Five Thousand Dollars ($75,000). Except as set forth on Schedule 2.4, no Consent of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to any Seller in connection with (a) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or (b) the conduct by the Purchaser of the Business, other than compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act");

        2.5. FINANCIAL CONDITION. The Purchaser has been delivered the audited consolidated balance sheets of the Parent as of, and the audited consolidated statements of operations and cash flows of the Parent for, the fiscal years ended December 31, 1995 and 1996, together with the notes thereto and the opinions of Arthur Andersen LLP (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects, are in accordance with the books and records of the Parent and its Subsidiaries, have been prepared in conformity with generally accepted accounting principles, as in effect from time to time ("GAAP"), which GAAP have been consistently applied, and on that basis fairly present the financial condition, results of operations and cash flows of the Parent and its Subsidiaries for the periods presented. Additionally, the Purchaser has been delivered the unaudited monthly financial statements of the Parent and its Subsidiaries for the years ended December 31, 1996 and 1995 and January 31, 1997; Such monthly financial statements are in accordance with the books and records of the Parent and the Subsidiaries and have been prepared in accordance with GAAP, consistently applied, and are true, correct and complete in all material respects except for adjustments and accruals which are normally made at year end, and except for the effects of the purchase accounting adjustments relating to the acquisition of the Anthony Pools division of K-2, Inc, which were recorded at year end. Also, the Purchaser has been delivered the 1997 budgets of the Parent and the Subsidiaries which have been prepared in good faith based on assumptions which are believed to be reasonable and prepared in accordance with GAAP consistently applied.

        2.6. ABSENCE OF CHANGES OR EVENTS. Except as set forth on Schedule 2.6, since December 31, 1996, there has not occurred any change in the condition (financial or other) of the Company that could have a material adverse effect on the Company, taken as a whole, and the Company has no knowledge of any threat or intention by any of its significant customers, suppliers, or subcontractors to modify materially its business relationship with the Company. Since December 31, 1996, except with respect to the capital improvements described in the capital budget of the Parent and except for certain asset dispositions set forth on
Schedule 2.6, the Company has been operated in the ordinary course and in substantially the same manner as previously operated and all reasonable efforts have been made consistent with past practices to

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preserve the relationships of the Company with customers, suppliers and others with whom each deals. Since December 31, 1996, except as set forth on Schedule 2.6, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 4.1.

         2.7. LEGAL PROCEEDINGS. Except as set forth on Schedule 2.7, no Seller is a party to any, and there are no pending or, to the best knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims (including, without limitation, product liability claims), actions or governmental or regulatory investigations of any nature ("Proceedings") against any Seller, or challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon any Seller or any of the Assets that has had, or could reasonably be expected to have, an adverse effect in excess of One Hundred Thousand Dollars ($100,000).

         2.8. TAX AUDITS AND PAYMENT OF TAXES. The following representations, warranties and agreements are made with respect to tax matters:

              (a) All federal, state, local and foreign returns (by or on behalf of the Company) and reports of the Company concerning Taxes (as defined in subsection (h)) that are required by Applicable Law to be filed with any taxing authority prior to the Closing ("Returns") have been or will be filed when due (including extensions). The U.S. corporation income tax return (Form 1120) and all foreign and state corporation franchise and income tax returns for the taxable years of the Company through the taxable year ending on December 31, 1996 were filed on or before their respective due dates as extended. The Company has at no time executed or filed with any taxing authority any agreement extending the period for assessment or collection of any Taxes to a period beyond the Closing. Parent has no actual knowledge of any pending examination, audit, claim, asserted deficiency or assessment for additional Taxes, with respect to any Returns that are open for examination under applicable statutes of limitation.

              (b) All income tax and state corporation franchise Tax Returns have been prepared in accordance with the Parent's or the respective Subsidiary's, as applicable, books and records in all material respects, and all such Returns are correct and accurate in all material respects and all Taxes shown on such Returns have been paid when due. The provision for Taxes of the Parent and each of the Subsidiaries reflected in the Financial Statements for the fiscal year ended December 31, 1996 is sufficient to provide (i) for all Taxes which, as of the date of such Financial Statements, were due and unpaid, and (ii) for an appropriate reserve or accrual for other Taxes of the Parent and each of the Subsidiaries that are properly the subject of a reserve or accrual under GAAP as of the date of such Financial Statements.

              (c) The Parent has never been included in a group of corporations filing a consolidated federal income tax return other than the group of which the Parent is the common parent, and other than the group of which EQ or its affiliate is the common parent. As of the Closing, neither the Parent nor any of the Subsidiaries will have any outstanding liabilities under any tax sharing agreement, and will not be a party to any tax sharing agreement that will then be in effect.


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        (d) None of the property owned or leased by the Company constitutes tax-exempt bond financed property or tax-exempt leased property within the meaning of Section 168 of the Code, and none of the property owned by the Company is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner of the property for federal income tax purposes.

        (e) Neither the Parent nor any Subsidiary has made or become obligated to make, nor will as a result of any event connected with the transactions contemplated in this Agreement become obligated to make, any "excess parachute payment "as defined in Section 280G of the Code (without regard to subsection
(b)(4) thereof).

         (f) Neither the Parent nor any Subsidiary has made an election under
Section 341(f) of the Code.

         (g) None of the Sellers is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Sellers is a "foreign person" (as that term is defined in Section 1445 of the Code), and each of the Sellers shall provide an affidavit to this effect in the form attached as Schedule 2.8(g).

         (h) "Tax" or "Taxes" means any and all taxes, charges, fees, duties, levies and other assessments, including additions to tax, interest or penalties related thereto, which may be imposed by any taxing authority upon or against the Company, including without limitation federal, state, local and foreign income taxes and any tax measured by income, franchise taxes, alternative or add-on minimum taxes, gross receipts taxes, use, sales, value added, mineral, land transfer taxes or charges, personal or real property taxes, taxes imposed on capital, excise taxes, employment and unemployment taxes and withheld taxes and interest or penalties relating thereto pursuant to wage withholding, withholding pursuant to the federal Insurance Contributions Act or withholding with respect to certain payments made to non-resident persons and payments in lieu of taxes.

         2.9. BENEFIT PLANS.

              (a) Schedule 2.9 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Company Pension Plans")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, incentive, stock option, stock purchase, life (including any individual life insurance policy as to which the Parent or any ERISA Affiliate is owner, beneficiary, or both of such policy), deferred compensation plans or arrangements, excess benefit plans, severance pay, holiday pay, vacation pay, "cafeteria" or "flexible benefit" plans, fringe benefits, perquisites, and other employee benefit plans, arrangements, agreements, trusts, contracts, policies, or commitments (all the foregoing, including the Company Pension Plans, being herein called "Company Benefit Plans") now or during the five years prior to the Effective Time maintained, or contributed to, by the Parent or by any current or former ERISA Affiliate for the benefit of any present or former employees, officers, directors, or other persons. As used herein, "ERISA Affiliate" means any subsidiary of the Parent and any trade

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or business (whether or not incorporated) that is or was during the five years prior to the Effective Time part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Parent within the meaning of Code Sections 414(b), (c), (m) or (o). The Company has delivered to the Purchaser, or by the Closing will have delivered to the Purchaser, to the extent that the following items exist, true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof) and all amendments thereto, (ii) the three (3) most recent annual reports on Form 5500 (including all schedules and attachments thereto, and financial statements and accountant's opinion, if applicable) filed with the Internal Revenue Service with respect to each Company Benefit Plan, if any such report was required, (iii) the three (3) most recent actuarial valuations and PBGC-1 premium reports for each Company Pension Plan that is a defined benefit plan, (iv) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required, (v) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Company Benefit Plan, if any such arrangement was required or maintained, (vi) the most recent determination letters received from and applications pending with the Internal Revenue Service ("IRS") with respect to Company Benefit Plans, and (vii) all prohibited transaction applications made and exemptions received from the Department of Labor with respect to Company Benefit Plans.

              (b) Except as disclosed on Schedule 2.9, with respect to the Company Benefit Plans: (i) there are no Company Benefit Plans that are multiemployer plans as defined in Section 3(37) of ERISA; (ii) except as listed on Schedule 2.9, there are no Company Benefit Plans that promise or provide health, life or other benefits to retirees or former employees of the Parent or any ERISA Affiliate other than as required by Section 602 of ERISA or Section 4980B of the Code; (iii) each Company Benefit Plan has at all times been operated and administered in material compliance with the applicable requirements of ERISA, the Code and any other Applicable Law (including regulations and rulings thereunder), and its terms; (iv) each Company Pension Plan has received a favorable determination letter from the IRS stating that such Company Pension Plan meets all the requirements of Section 401(a) of the Code, and that any trust or trusts associated with such Company Pension Plan are tax exempt under Section 501(a) of the Code; (v) to the knowledge of the Company, there is no reason why the tax-qualified status of any such Company Pension Plan should be revoked, whether retroactively or prospectively, by the IRS and, to the knowledge of the Company, nothing has occurred since the date of any such determination letter that could adversely affect any Company Pension Plan's qualification or any trust's tax exempt status; (vi) all amendments to the Company Pension Plans that are required to be made through the date hereof and the Effective Time under Section 401(a) of the Code, and any other Applicable Law, subsequent to the issuance of each such Company Pension Plan's IRS determination letter have been made; (vii) no actual or, to the knowledge of the Company, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits, complaints or requests for relief due to document defects or operational compliance violations, to, or by, any person or Governmental Entity have been filed or are pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan or its sponsor or any ERISA Affiliates, or the fiduciaries responsible for such Company Benefit Plan, and, to the knowledge of the Company, no state of facts or conditions exist that reasonably could be expected to subject the Parent, any ERISA Affiliate, any officer, director

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

or employee of the Parent to any material fiduciary or other liability (other than routine claims for benefits) in accordance with the terms of such Company Benefit Plan or pursuant to Applicable Laws; (viii) to the knowledge of the Company, all filings, notices, and disclosures to government agencies, plan participants and beneficiaries, required by ERISA, the Code or any other Applicable Laws (including, without limitation, Form 5500 Annual Returns audited financial statements and schedules, summary plan descriptions, summary annual reports, summary of material modifications, participant notices concerning funding status and PBGC-1 premium reports) have been timely filed and made;
(ix) the Parent and its ERISA Affiliates have not made, nor have they committed to make, whether in writing or orally, any representation, payment, contribution or award to or under any Company Benefit Plan (other than as required by its terms, the Code or ERISA); (x) to the knowledge of the Company, all contributions and payments made or accrued with respect to each Company Benefit Plan are deductible in full as an income tax deduction under the Code; all contributions, premiums or payments required to be made with respect to each such Company Benefit Plan for any period ending on or before the Closing Date have been paid on or before their due date(s) to each such Company Benefit Plan or, if not yet due, accrued in accordance with past practices of the Parent; and all premiums or other payments due for all periods ending on or before the Closing Date have been or will be paid with respect to each Company Benefit Plan which is an "employee welfare benefit plan" except for claims for benefits submitted in the ordinary course of administration of such " employee welfare benefit plans"; (xi) except as disclosed in Schedule 2.9(b), the Parent has not, and no ERISA Affiliates have, incurred any liability to, or adopted any Company Benefit Plan or other arrangement that may expose it to liability of any nature whatsoever, to (1) the Pension Benefit Guaranty Corporation under Title IV or
Section 502 of ERISA, or (2) the IRS under Chapter 43 of the Code, or (3) the Department of Labor and neither the Parent nor any ERISA Affiliate has had asserted against it any claim for excise taxes under Chapter 43 of Subtitle D or
Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or
(1), nor to the knowledge of the Parent are there any facts which would give rise to or could reasonably be expected to give rise to, any such claim; (xii) with respect to each Company Benefit Plan, to the knowledge of the Company, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA; (xiii) except as reported in the Financial Statements or as disclosed on Schedule 2.9(b), no payment is owed or may become due to any current or former director, officer, employee or agent of the Parent and its ERISA Affiliates except as disclosed on Schedule 2.9; (xiv) the consummation of the transactions contemplated by this Agreement will not accelerate or terminate, nor does there exist any basis for the acceleration or termination of, (1) benefits payable to current or former employees of the Parent or an ERISA Affiliate under any Company Benefit Plan, (2) a participant's vesting credits or years of service under any Company Benefit Plan (except as otherwise set forth in Section 4.10), or (3) accruals with respect to any other benefits or amounts reserved under any such plan or arrangement; and (xv) only current and former employees (excluding "leased employees" as defined in Code
Section 414(n)(2)) of the Parent and its ERISA Affiliates participate in, and are entitled to receive benefits from, the Company Benefit Plans.

              (c) Except as set forth on Schedule 2.9, the Company has not entered into any agreement or taken any action causing any employee, former employee or director of Parent or


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

any Subsidiary to become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

              (d) As of January 1, 1997, the current value of all vested accrued benefits (based upon actuarial assumptions which have been furnished to the Purchaser) under each Company Pension Plan which is a defined benefit plan ("Defined Benefit Plan") exceeded the fair market value of all assets of each such plan by no greater than the respective amount shown on Schedule 2.9(d). Since January 1, 1997, with respect to each Defined Benefit Plan, there has been
(1) no material adverse change in its financial condition, (2) no material change in its actuarial assumptions, and (3) no increase in its benefits.

              (e) To the knowledge of the Company, there have been no material adverse changes in the funding status of any Defined Benefit Plan since the date of the latest annual report, actuarial valuation or financial statement for such plan which was delivered to the Purchaser. No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Defined Benefit Plan and no waiver of a funding deficiency has been requested for any such plan. No Defined Benefit Plan has been completely or partially terminated or the subject of a Reportable Event
(as defined in ERISA) as to which notices would be required to be filed with the PBGC either before or after such Reportable Event, except as disclosed to the Purchaser and listed on Schedule 2.9(e). No proceeding by the PBGC to terminate any Defined Benefit Plan has been instituted or, to the knowledge of the Parent, threatened. The Parent has not incurred any liability to the PBGC (and, to its knowledge, there is no reasonable basis to expect that any will be incurred) other than in respect of PBGC premium payments, if any, or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Defined Benefit Plan.

        No events have occurred (and there is no reasonable basis to expect that any will occur) that might give rise to any liability of the Parent to the PBGC under Title IV of ERISA or that would reasonably be expected to result in any material claims being made against the Purchaser by the PBGC in the future.

        2.10. COMPLIANCE WITH APPLICABLE LAWS. The Company is in compliance in all material respects with all Applicable Laws (including, without limitation, all Environmental Laws (as defined in Section 2.16) and all laws, rules and regulations enforced or promulgated by the U.S. Immigration and Naturalization Service), and Schedule 2.10 identifies, to the best knowledge of the Company, all violations of any Applicable Laws. The Company has not received any written communication during the past three years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any Applicable Law. The Company has not received any written notice, nor does the Company have knowledge, that any investigation or review by any Governmental Entity with respect to the Company or any asset thereof is pending or threatened or that any such investigation or review is contemplated.

        2.11.  CERTAIN CONTRACTS.

              (a) Except as set forth on Schedule 2.11, none of the Parent nor any Subsidiary is a party to or bound by any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, whether oral or written (collectively, "Contracts"), that is:

                  (i) an employment agreement or employment contract;

                  (ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

                  (iii) a covenant not to compete or other covenant of the Company restricting the development, manufacture, marketing or distribution of the products and services of the Company;

                  (iv) a lease, sublease or similar Contract with any person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, which in any such case has an aggregate future liability or receivable, as the case may be, in excess of Fifty Thousand Dollars ($50,000);

                  (v) a lease, sublease or similar Contract with any person under which (A) the Company is lessee of, or holds or uses, any real property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any real property owned or leased by any Seller;

                  (vi) (A) a continuing Contract for the future purchase of materials, supplies or equipment, (B) a management, service, agency, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of One Hundred Thousand Dollars ($100,000);

                  (vii) a license, option or other Contract relating in whole or in part to Intellectual Property (including any license or other contract under which the Company is licensee or licensor of any Intellectual Property);

                  (viii)a Contract granting a Lien upon any of the Assets, other than Liens incurred in connection with the Merger financing, which Liens shall be released upon the sale of Assets contemplated hereby.

                  (ix) a confidentiality agreement;

                  (x) a Contract (including a purchase order) involving payment by the Company of more than Fifty Thousand Dollars ($50,000) or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the ordinary course of the Business and which, if entered into after the date of this Agreement, would not be in violation of this Agreement;

                  (xi) a Contract (including a sales order) involving the obligation of the Company to deliver products or services for payment of more than Fifty Thousand Dollars ($50,000) or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of the Business and which, if entered into after the date of this Agreement, would not be in violation of this Agreement;

                  (xii) a Contract for the sale of any of the Assets (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Assets or requiring the consent of any party to the transfer thereof, other than this Agreement and any agreements contemplated hereby;

                  (xiii) a Contract with or license, permit, certificate, authorization or approval (collectively, "Permits") by or from any Governmental Entity;

                  (xiv) a Contract for any joint venture, partnership or similar arrangement;

                  (xv) a Contract with or obligating the Company to any director, officer, shareholder or affiliate of the Company, excluding employment contracts;

                  (xvi) a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of the contract in excess of One Hundred Thousand Dollars ($100,000) by any Seller; or

                  (xvii) a Contract other than as set forth above to which any Seller is a party or by which it or any of its assets or businesses is bound or subject that was not made in the ordinary course of business involving the payment or receipt over the life of the contract in excess of Fifty Thousand Dollars ($50,000) by any Seller.

              (b) To the best of the Company's knowledge except as set forth on
Schedule 2.11:

                  (i) all Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with their respective terms;

                  (ii) the Company has performed all obligations required to be performed by them to date under each Contract, and each is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and no other party to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder; and

                (iii) the Company has not, except as disclosed on Schedule 2.11, received any notice of the intention of any parry to terminate any Contract nor has the Company knowledge of the intention of any party to terminate any Contract.

        Complete and correct copies of all Contracts listed on Schedule 2.11, together with all modifications and amendments thereto, have been delivered, or by the Effective Time will have been delivered, to the Purchaser.

        (c) Schedule 2.11 sets forth each Contract with respect to which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of the Merger Agreement or the consummation of the Merger to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

        2.12. UNDISCLOSED LIABILITIES. The Company has not incurred any liability of a type that would be required by GAAP to be reflected or reserved against on the consolidated balance sheet of the Parent and its Subsidiaries, except (a) as set forth on Schedule 2.12, (b) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 1996, (c) for liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practice and (d) for liabilities that, either alone or when combined with all similar liabilities, do not exceed One Hundred Thousand Dollars ($100,000).

        2.13. PROPERTY. Each Seller has good and valid title to, or a valid leasehold interest in or license or other right to use, all of the properties and assets, real and personal, tangible or intangible, that are used in connection with the businesses conducted by such Seller, including all properties and assets that are reflected on the audited consolidated balance sheet of the Parent as of December 31, 1996 or acquired after such date, excluding only those properties and assets that have been disposed of in the ordinary course of business after such date, in each case free and clear of all Liens, except (i) such as are set forth on Schedule 2.13, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses
(i), (ii) and (iii) above are referred to collectively as "Permitted Liens").

        2.14. INSURANCE. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable for their business. The material insurance policies maintained by the Company are listed on Schedule 2.14. The business of the Company has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. All premiums due, for which invoices have been received, have been currently paid or provided for and none of the policies contains retroactive premium adjustment provisions.

        2.15. INTELLECTUAL PROPERTY. Schedule 2.15 sets forth any and all Intellectual Property owned by the Company. Except as set forth on Schedule 2.15, all of the Intellectual Property listed on Schedule 2.15 has been registered (to the extent capable of registration), duly issued and is owned by the Company, and the Company has the exclusive rights to use all such patents, patent applications, trademarks, service marks, copyrights, software and trade names in its business and operations. The Company owns or is licensed under valid licenses for all patents, patent applications, copyrights, trademarks, trade names, service marks, software, know-how, trade secrets and other proprietary rights necessary to manufacture and sell its products and to conduct its business and operations, and the operations of the Company, as currently conducted or conducted since such entity's incorporation, to the best of the Company's knowledge, do not and have not infringed any patent, copyright, trademarks, trade name, service mark, software, know-how, trade secret or other proprietary right of any other person or entity. The Company is not required to pay any royalty, license fee or similar type of compensation in connection with the conduct of its business as it is now or heretofore has been conducted. Except as specified on Schedule 2.15, to the best knowledge of the Sellers, there is no person or entity that is infringing any patent, trademark, service mark, copyright, software or tradename owned or used by the Company.

        2.16. ENVIRONMENTAL MATTERS. To the Sellers' knowledge, except as described on Schedule 2.16:

              (a) (i) The activities, operations and business carried out at or on the Sites by the Company, are, and have been at all times, in compliance with all Environmental Laws, (ii) Hazardous Substances have not been Released on, at, under or about the Sites or transported to or from the Sites and (iii) the Company is not required by any Governmental Entity to take any action to remedy any condition caused by or in any way connected with the presence, Release, Threat of Release, use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of Hazardous Substances.

              (b) The Sellers are not aware of any pending or threatened litigation or proceedings before any administrative agency in which any person or entity alleges the violation of, or any liability under, any Environmental Law or the Release or Threat of Release of Hazardous Substances on, at, under or from any of the Sites, nor has the Company (i) received any notice of and has no actual or constructive knowledge that any third party, Governmental

Entity or any employee or agent thereof, has determined that there exists any violation of any Environmental Law or the Release or Threat of Release of Hazardous Substances on, at, under or from the Sites, (ii) received any notice under the citizen suit provision of any Environmental Law; or (iii) received any request for inspection or request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with any Environmental Law.

              (c) No Lien has been imposed on any of the Sites by any Governmental Entity in connection with Environmental Laws.

              (d) The Company has all permits necessary for the activities and operations of the Business and for any past or ongoing alterations or improvements at any Sites,

              (e) No storage tanks presently exist on, at, under or about any Sites or previously existed on, at, under or about any Sites.

              (f) Schedule 2.16 identifies all locations to which Hazardous Substances have been sent by the Company for storage, treatment, or disposal that are also identified in any publicly available document as a candidate for cleanup or remediation.

              (g) Schedule 2.16 specifies the Sites used for (i) the storage, maintenance or repair of vehicle or (ii) the storage or distribution of Hazardous Substances.

        For purposes of this Agreement, "ENVIRONMENT" means soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

        For purposes of this Agreement, "ENVIRONMENTAL LAWS" means (a) any federal, state, or local law, regulation, ordinance, rule, guideline or by-law regulating or referring to the Environment; and (b) any present or previously enforced law, ordinance, regulation, rule, guideline or by-law of any federal, state, local, administrative agency, or any other Governmental Entity that asserts or may assert jurisdiction over the Company or the Sites, or the operations or activities at the Sites, that regulates or refers to the presence, Release, Threat of Release, use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Substances.

        For purposes of this Agreement, "HAZARDOUS SUBSTANCES" means (a) any pollutant, toxic substance, contaminant, chemical, hazardous waste, hazardous material, petroleum product, oil, radioactive material; (b) any substance, gas material or chemical that is or may be defined as or included in the definition of "Hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," or words of similar import under any Environmental Law; (c) radon gas, asbestos in any form that could or does become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; and (d) any other chemical, material, gas, or substance, the exposure or Release of which is or may be prohibited, limited or regulated by any Governmental Entity that asserts or may assert jurisdiction over the Company, the Sites or the operations or activities at the Sites.

        For purposes of this Agreement, "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

        For purposes of this Agreement, "SITES" mean all locations owned or used by the Company at any time prior to the Closing in connection with the Business.

        For purposes of this Agreement, "THREAT OF RELEASE" means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that may result from such Release.

        2.17. EMPLOYEE AND LABOR MATTERS. Except as set forth on Schedule 2.17,
(i) there is not any, and during the past twelve months there has not been any, labor strike, work stoppage or lockout pending, or, to the knowledge of the Sellers, threatened, against the Company, (ii) to the knowledge of the Sellers, no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation exists respecting such employees; (iii) the Company is not engaged in any unfair labor practice or action that could reasonably be expected to constitute an unfair labor practice;
(iv) there are not, to the knowledge of the Company, any unfair labor practice charges or complaints against the Sellers pending or threatened, before the National Labor Relations Board; (v) there are not any pending or to the knowledge of the Sellers, threatened, union grievances against the Company; (vi) there are not, to the knowledge of the Sellers, any pending or threatened charges against the Company or any current employee of the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices or unlawful discrimination practices or discrimination on the basis of disability; and (vii) the Company has not received written or oral notice during the past twelve months of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of and, to the knowledge of the Sellers, no such investigation is in progress. Schedule 2.17 contains a complete and accurate list of all labor arbitration and unfair labor practice charges, if any, between the Company and its employees, that occurred at any time since January 1, 1994.

        2.18 CONDITION OF ASSETS. The machinery and equipment necessary for the conduct of the Business, together with all real property and improvements thereon, are in adequate condition for their current use taking into account their age and normal wear and tear, PROVIDED, HOWEVER, that the Sellers make no representation or warranty with respect to gunite rigs and related vehicles.

                                   ARTICLE IIA
                      REPRESENTATIONS AND WARRANTIES OF GAI

        GAI hereby represents and warrants to the Purchaser as follows:

        2.1A. CORPORATE ORGANIZATION. GAI is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted.

        2.2A. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. GAI has the corporate power and authority to execute and deliver this Agreement and all instruments to be delivered pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery by GAI of this Agreement and the consummation by GAI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GAI. GAI has duly executed and delivered this Agreement, and this Agreement constitutes the legally valid and binding obligation of GAI, enforceable against GAI in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law).

        2.3A. NO CONFLICTS. The execution and delivery by GAI of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Liens upon any of the Assets under any provision of (i) the Certificate of Incorporation or By-Laws of GAI, or (ii) any Judgment or Applicable Law applicable to GAI or any of its properties or assets, or (iii) any contract, agreement, understanding, or other obligation to which GAI is a party prior to the Merger. No consent of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to GAI in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than compliance with and filings under the HSR Act and applicable securities laws and stock exchange rules.

        2.4A. LEGAL PROCEEDINGS. GAI is not a party to any, and there are no pending or, to the knowledge of GAI, threatened, Proceedings against GAI challenging the validity or propriety of the transactions contemplated by this Agreement. Prior to the Merger, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon GAI.

        2.5A. LIENS ON ASSETS. No action or omission of GAI or any of its affiliates has resulted in the imposition of any Lien on any Assets that did not encumber such Assets prior to the Merger, other than Liens incurred in connection with the Merger financing which Liens shall be released upon the sale of Assets contemplated hereby.

        2.6A. EQ FINANCIAL STATEMENTS. GAI has furnished the Purchaser (a) the audited consolidated balance sheet of EQ as of December 31, 1995, and (b) the audited consolidated statements of income and cash flows of EQ for the fiscal year ended December 31, 1995, in each case together with the notes thereto, together with the report of Dworken, Hillman, LaMorte & Sterczala, P.C. thereon (the "EQ Financial Statements"). The EQ Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition, results of operation and cash flows of EQ for the periods stated. Since December 31, 1995, to the knowledge of GAI, there has not occurred any change in the financial condition of EQ that could reasonably be expected to have a material adverse effect on EQ.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Sellers as follows (wherever the term "material," "material adverse effect," "in any material respect" or other similar term is used in the representations and warranties with regard to the Purchaser such determination of materiality shall be made with respect to the Purchaser and its affiliates taken as a whole unless otherwise specified):

        3.1. CORPORATE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted.

        3.2. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. The Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law).

        3.3. NO CONFLICTS; CONSENTS. The execution and delivery by the Purchaser of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the Purchaser's assets under, any provision of (i) the Articles of Incorporation or Regulations of the Purchaser, or the Certificate of Incorporation or By-Laws of the Purchaser, or (ii) any Judgment or Applicable Law applicable to the Purchaser or its properties or assets, or (iii) any contract, agreement, understanding, or other obligation to which the Purchaser is a party. No consent of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than compliance with and filings under the HSR Act and applicable securities laws and stock exchange rules.

        3.4. ESSEF FINANCIAL STATEMENTS. The Purchaser has furnished EQ (a) the audited consolidated balance sheet of ESSEF Corporation and its subsidiaries ("ESSEF") as of September 30, 1996, (b) the audited consolidated statements of income and cash flows of ESSEF for the fiscal year ended September 30, 1996, and
(c) the unaudited balance sheet of ESSEF as of December 31, 1996, in each case together with the notes thereto, and in the case of clauses (a) and (b) above, together with the report of Deloitte & Touche, LLP thereon (the "ESSEF Financial Statements"). The ESSEF Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition, results of operation and cash flows of ESSEF for the periods stated. Since December 31, 1996, to the knowledge of the Purchaser, there has not occurred any change in the financial condition of ESSEF that could reasonably be expected to have a material adverse effect on ESSEF.


                                   ARTICLE IV
                                   COVENANTS

        4.1.  COVENANTS OF THE SELLER RELATING TO CONDUCT OF THE BUSINESS.

              (a) Except as otherwise expressly permitted by the terms of this Agreement, from the Effective Time (as defined in Section 8.11) to the Closing, each Seller agrees that it shall conduct the Business in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve its relationships with customers, suppliers and others with whom it deals. In addition, except as otherwise expressly permitted by the terms of this Agreement, from the Effective Time to the Closing, none of the Sellers shall do any of the following without the prior written consent of the Purchaser:

                  (i) pay, declare or set aside any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except for dividends or distributions paid by any Subsidiary to the Parent or another Subsidiary);

                  (ii) adopt or amend any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted) except as required by Applicable Law;

                  (iii) enter into, adopt, extend, renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except as required by Applicable Law;

                  (iv) grant to any director, executive officer or employee any increase in compensation or benefits, except under existing agreements and except, in the case of any non-executive employee, in the ordinary course of business consistent with past practice;

                  (v) permit, allow or suffer any Asset of such Seller to become subjected to any Lien of any nature other than Permitted Liens;

                  (vi) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

                  (vii) make any change in any method of accounting or
              accounting practice or policy other than those required by GAAP;

                  (viii) acquire any assets (other than inventory) that are
              material, individually or in the aggregate, to the Company;

                  (ix) make any capital commitments that in the aggregate are in excess of Twenty Five Thousand Dollars ($25,000);

                  (x) sell, lease or otherwise dispose of any Assets of the
              Business that in the aggregate are in excess of Fifty Thousand Dollars ($50,000), other than sales of inventory and product in the ordinary course;

                  (xi) terminate (except for cause) or hire any executive
              officer of such Seller; or

                  (xii) agree, whether in writing or otherwise, to do any of the foregoing.


        (b) AFFIRMATIVE COVENANTS. From the Effective Time until the Closing, each Seller shall:

                  (i) maintain its Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

                  (ii) upon any damage, destruction or loss to any of its
              Assets, as promptly as possible provide the Purchaser with written notice thereof and, after consultation with the Purchaser, either
              (x) apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or (y) retain any and all insurance proceeds received with respect thereto; and

                  (iii) maintain its level and quality of supplies, raw
              materials and spare parts in the ordinary course in a manner consistent with its practices in place as of December 31, 1996.

        4.2. NO SOLICITATION. Each Seller and GAI agrees that it shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it to, (i) solicit, initiate or encourage any "other bid," (ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of GAI or any Seller or any investment banker, attorney or other advisor or representative of GAI or any Seller, whether or not such person is purporting to act on behalf of GAI or such Seller or otherwise, shall be deemed to be a breach of this Section 4.2 by GAI or such Seller, as the case may be. The Sellers and GAI shall immediately terminate in writing all such discussions and negotiations that are ongoing, if any.

        4.3. ACCESS TO INFORMATION. Each Seller and GAI agrees that it shall afford to the Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to all the properties, books, contracts, commitments, tax returns and records of such Seller or GAI, as the case may be, and, during such period, shall furnish promptly to the Purchaser any information concerning such Seller or GAI, as the case may be, as the Purchaser may reasonably request.

        4.4.  REASONABLE EFFORTS.

              (a) CLOSING. On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.

              (b) CONTRACTS. To the extent any Contract requires the Consent of any party to such Contract if, without such Consent, the consummation of the transactions contemplated by this Agreement would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, the Purchaser agrees that neither GAI nor any Seller shall have any liability whatsoever to the Purchaser arising out of or relating to the failure to obtain any such Consent (or because of the default, acceleration or termination of any Contract as a result of thereof). Each Seller and GAI, prior to the Closing, shall use its reasonable efforts to obtain any Consents required to assign such Contracts to the Purchaser or otherwise required under such Contracts in connection with consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that neither GAI nor any Seller shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) or pay any money or other consideration (other than nominal filing or application fees) or incur any liability or obligation to any person in connection therewith. If any such Consent is not obtained, or any such assignment does not occur, prior to Closing, each Seller shall cooperate with the Purchaser in any lawful arrangement designed to provide the Purchaser with the rights and benefits (subject to the obligations) under such Contract. In the case of any Contract as to which any Consent or assignment is required, the Purchaser agrees to perform fully under any such Contract until such Consent is obtained, or such assignment is consummated, or until the expiration of the term of such Contract, whichever is later.

              (c) HSR FILINGS. Each Party shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each party shall use its reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement.

        4.5. EXPENSES. Whether or not the Closing takes place, and except as otherwise specifically set forth in this Agreement, GAI and the Sellers shall bear all costs and expenses incurred by GAI and the Sellers in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees of Latham & Watkins, and the Purchaser shall bear all costs and expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees of Squire, Sanders & Dempsey L.L.P.

        4.6. BROKERS OR FINDERS. Each of the Purchaser, GAI and each Seller represents and covenants, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

        4.7. FINANCIAL STATEMENTS. From the Effective Time until the Closing, the Sellers shall provide to the Purchaser, as soon as practicable after they are available, the monthly management books and financial statements of the Sellers, prepared in accordance with past practice.

        4.8. ADVISE OF CHANGES. The Purchaser, GAI and each Seller shall immediately advise the other parties of any change or event of which such party has knowledge having a material adverse effect on the Company or a material adverse effect on the Purchaser, as applicable, or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing, each party will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining the compliance by the Sellers or the Purchaser, as the case may be, with the respective terms of this Agreement.

        4.9. PUBLICITY. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

        4.10. EMPLOYEE BENEFITS. The Purchaser agrees to use its best efforts to provide all eligible employees of the Company who become employees of the Purchaser or its affiliates following the Closing employee welfare and pension benefits substantially equivalent (in the aggregate) to either, at the discretion of the Purchaser, (i) those uniformly provided from time to time to similarly situated employees of the Purchaser and its subsidiaries or (ii) those currently provided by the Company.

        4.11. INSURANCE. Either (a) prior to the Closing the Purchaser shall obtain a "tail" insurance policy for the benefit of the officers and directors of the Company, which insurance policy shall cover the period from the Closing Date through the sixth anniversary of the Closing Date and shall have substantially the same coverage and deductibles as the Parent's Directors and Officers Liability Insurance Policy in effect immediately prior to the Closing Date or (b) for six years after the Closing Date, the Purchaser shall indemnify, to the fullest extent permitted under the Delaware General Corporation Law, any current or former director or officer of the Parent against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Parent or otherwise, to which he was or is a party or is threatened to be made a party by reason of his current or former position with the Parent or by reason of the fact that he is or was serving, at the request of the Parent, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. If any of such claims is asserted or made within such six-year period, all rights to indemnification in respect of any such claim shall continue until disposition of any such claim. After the Closing Date, the Purchaser shall advance expenses incurred with respect to any such claim, as they are incurred, to the fullest extent permitted under applicable law.

                                   ARTICLE V
                               CLOSING DELIVERIES

        5.1. SELLERS' DELIVERIES TO THE PURCHASER. At the Closing, the Sellers shall deliver to the Purchaser:

              (a) OFFICER'S CERTIFICATE. A certificate of an executive officer of each Seller, dated the Closing Date, certifying that:

             (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by such Seller contained in Article II hereof are true and correct in all material respects in each case at and as of the Closing as though such representations and warranties were made by such Seller at and as of such time, except for those representations and warranties that are expressly made as of a specified earlier date; and

             (ii) COVENANTS. Each Seller has performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing.

         (b) OPINION OF COUNSEL. An opinion of counsel for the Sellers, dated the Closing Date, in customary form and reasonably satisfactory as to substance to the Purchaser.

         (c) CONSENTS. All Consents obtained by the Sellers as of the Closing pursuant to Section 4.4(b) hereof.

         (d) DEEDS, BILLS OF SALE, ETC.

             (i) A General Conveyance, Assignment and Bill of Sale of each Seller, dated the Closing Date, in the form attached hereto as Schedule 1.3; and

             (ii) Such other deeds, bills of sale, endorsements, assignment, affidavits and other good and sufficient instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as are required to vest in the Purchaser such right, title and interest in and to all of the Assets as was vested in such Seller immediately prior to the Closing.

        (e) K2 RELEASE AND WAIVER. A copy of the release from the Sellers' obligations and the waiver by K2, Inc. ("K2") with respect to K2's rights pursuant to Sections 10.08 and 10.09 of that certain Asset Purchase Agreement dated February 16, 1996 between General Aquatics, Inc., KDI Sylvan Pools, Inc., and K2.

        (f) OTHER CERTIFICATES. ETC. All such documents and instruments, or copies thereof, certified if requested, as may reasonably be requested by the Purchaser to determine to the Purchaser's reasonable satisfaction that all corporate proceedings of the Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and all documents incident thereto, are in order.

        5.2. PURCHASER'S DELIVERIES TO THE SELLERS. At the Closing, the Purchaser shall deliver to the Sellers:

        (a) OFFICER'S CERTIFICATE. A certificate of an executive officer of the Purchaser, dated the Closing Date, certifying that:

             (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article III hereof are true and correct in all material respects in each case at and as of the Closing as though such representations and warranties were made at and as of such time, except for those representations and warranties that are expressly made as of a specified earlier date; and

             (ii) COVENANTS. The Purchaser has performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing.

        (b) OPINION OF COUNSEL. An opinion of counsel for the Purchaser, dated the Closing Date, in customary form and reasonably satisfactory as to substance to the Sellers.

        (c) ASSUMPTION OF LIABILITIES, ETC.

             (i) The Assumption of Liabilities, dated the Closing Date, in the form attached hereto as Schedule 1.4(b); and

             (ii) Such other assumptions, undertakings and agreements, in form and substance reasonably satisfactory to the Sellers and their counsel, as are required to effect the full and unconditional assumption of the Assumed Liabilities by the Purchaser.

        (d) OTHER CERTIFICATES, ETC. All such documents and instruments, or copies thereof, certified if requested, as may reasonably be requested by the Sellers to determine to the Sellers' reasonable satisfaction that all corporate proceedings of the Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and all documents incident thereto, are in order.

                                   ARTICLE VI
                           TERMINATION AND AMENDMENT

        6.1. TERMINATION. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

             (a) by mutual consent of GAI, on the one hand, and the Purchaser, on the other hand, in a written instrument;

             (b) by the Purchaser, on or before 3:00 p.m., New York City time, on the 19th day following the execution of this Agreement by GAI and the Purchaser, by prior written notice to GAI, which notice shall state that the Purchaser is terminating this Agreement pursuant to this Section 6.1(b) because either (i) it has not completed to its satisfaction its environmental investigation and assessment of the Sites or (ii) the estimated aggregate cost of remediation of the Sites exceeds Two Million Dollars ($2,000,000); PROVIDED, HOWEVER, that the Purchaser shall be deemed to have waived the right of termination set forth in this Section 6.1(b) if GAI shall not have received such notice prior to 3:00 p.m., New York City time, on the 19th day following the execution of this Agreement by GAI and the Purchaser; and PROVIDED FURTHER, that the Purchaser shall indemnify and hold harmless GAI and its affiliates from any and all liabilities arising from the termination by GAI or any of its affiliates of the Merger Agreement following the exercise by the Purchaser of its termination rights under this Section 6.1(b).

             If the exercise by the Purchaser of its right to terminate this Agreement pursuant to this Section 6.1(b) causes GAI to have any right of termination with respect to any agreement with a third party and GAI exercises such right, such third party shall be deemed to be a third-party beneficiary of this Section 6.1(b) and may enforce the provisions hereof against the Purchaser.

             (c) by either the Purchaser or GAI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) at any time prior to the Effective Time if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within three business days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time; or

             (d) by the Purchaser, at any time prior to the Effective Time, in the event there shall have been any amendment, supplement or other modification of any provision of the Merger Agreement (including, without limitation, the schedules thereto and the form of Escrow Agreement included as an exhibit thereof), or waiver of any condition to the closing of the transactions contemplated by the Merger Agreement, without the prior consent of the Purchaser.

        6.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Purchaser or GAI as provided in Section 6.1, this Agreement shall forthwith become void and have no effect except that Sections,
4.5 (expenses), 4.9 (publicity), 6.1 (termination), 6.2 (effect of termination)
8.3 (notices), 8.14 (confidentiality) and Article VII (indemnification) shall survive any such termination of this Agreement.

        6.3. AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing the Purchaser, on the one hand, or GAI or any Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

        6.4. TERMINATION PAYMENT.

             (a) In the event the Board of Directors of the Purchaser reasonably concludes prior to the Effective Time that it has a fiduciary duty that it believes would preclude the transactions contemplated by this Agreement, the Purchaser may, by written notice to GAI, elect not to proceed with the Closing, and shall, within three (3) days after giving such notice, transfer Four Million Dollars ($4,000,000) PLUS the amount of actual costs incurred by GAI in connection with the execution and delivery of this Agreement (provided that in no event shall the amount of such costs exceed $400,000) to GAI as the exclusive remedy for the termination of this agreement. Notwithstanding the foregoing, if the exercise by the Purchaser of its right to terminate this Agreement pursuant to this Section 6.4(a) causes GAI to have any right of termination with respect to any agreement with a third party and GAI exercises such right, such third party shall be deemed to be a third-party beneficiary of this Section 6.4(a) and may enforce the provisions hereof against the Purchaser.

             (b) If the Merger Agreement is terminated at any time prior to the Effective Time, this Agreement shall automatically terminate without any action on the part of any party hereto; PROVIDED, that GAI shall remit to the Purchaser any payments received by EQ or GAI in connection with the termination of the Merger Agreement, up to a maximum payment of (i) FIRST, $3,600,000 LESS the amount of actual costs incurred by GAI and its affiliates (including, without limitation, the reasonable costs of counsel) in connection with the collection of such amounts, PLUS (ii) SECOND, $400,000 LESS the amount of actual costs incurred by GAI and its affiliates in connection with the execution and delivery of this Agreement.

             (c) In the event of termination of this Agreement by either the Purchaser or GAI as provided in this Section 6.4, this Agreement shall forthwith become void and have no effect except that Sections 4.5 (expenses), 4.9 (publicity), 6.4 (termination payment), 8.3 (notices), 8.14 (confidentiality) and Article VII (indemnification) shall survive any such termination of this Agreement.

                                  ARTICLE VII
                                INDEMNIFICATION

        7.1. LIMITATION ON SURVIVAL; INDEMNIFICATION. (a) the representations and warranties made by (i) the Sellers in Sections 2.1, 2.3, 2.4, and 4.6, (ii) GAI in Article IIA and (iii) the Purchaser in Sections 3.1, 3.2, 3.3 and 4.6, and (b) the covenants made by the Purchaser in Section 4.10 and 4.11 shall survive the Closing for the respective indemnity period set forth in Section
7.4. All other representations and warranties contained in this Agreement and in the certificates, instruments, agreements and other documents and writings contemplated hereby or delivered pursuant hereto or in connection herewith shall not survive, and shall be deemed to be extinguished upon, the Closing and no claim, action, suit or proceeding may be asserted or pursued based thereon. The obligations to indemnify and hold harmless any party under this Article VII shall terminate in accordance with Section 7.4(a) below; PROVIDED, HOWEVER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 8.3 to the party to be providing the indemnification.

        7.2. INDEMNIFICATION BY GAI AND THE SELLERS.

        (a) The Sellers shall, jointly and severally, indemnify the Purchaser and its affiliates, officers, directors, employees, stockholders, agents and representatives against, and shall hold each of them harmless from, any and all losses, liabilities, claims, damages or expenses (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), arising from, relating to or otherwise in respect of:

            (i) any and all breaches of the representations or warranties of any Seller contained in (A) Sections 2.1, 2.3 and 2.4 and (B) Section 4.6 (to the extent applicable to the Sellers), of this Agreement; and

            (ii) any and all Losses arising from or in connection with the Retained Liabilities.

        (b) GAI shall indemnify the Purchaser and its affiliates, officers, directors, employees, stockholders, agents and representatives against, and shall hold each of them harmless from, any and all Losses as incurred (payable promptly upon written request), arising from, relating to or otherwise in respect of any and all breaches of the representations or warranties of GAI contained in (i) Article IIA and (ii) Section 4.6 (to the extent applicable to GAI), of this Agreement.

        7.3. INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify the Sellers and their respective officers, directors, employees, stockholders, agents and representatives against, and shall hold each of them harmless from, any and all Losses, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to:

            (a) any and all breaches of the representations or warranties of the Purchaser contained in (i) Article III and (ii) Section 4.6 (to the extent applicable to the Purchaser), of this Agreement;

            (b) any and all Losses arising from or in connection with the Assumed Liabilities; and

            (c) any breach by the Purchaser of the covenants set forth in Sections 4.10 and 4.11 hereof.

        7.4. LIMITATION OF LIABILITY. Subject to the proviso contained in
Section 7.1 above, the obligation of each party to indemnify any other party shall survive (a) indefinitely, with respect to the obligations set forth in Sections 7.2 (a)(i)(A), 7.2(a)(ii), 7.2(b), 7.3(a)(i), 7.3(b) and 7.3(c), and
(b) for a period of two (2) years following the Closing, with respect to the obligations set forth in Sections 7.2(a)(i)(B) and 7.3(a)(ii). No claim for indemnification by an Indemnified Party pursuant to Article VII shall be asserted until the aggregate amount of all Losses incurred by such Indemnified Party exceeds Two Hundred and Fifty Thousand Dollars ($250,000), at which point only Losses in excess of such first Two Hundred and Fifty Thousand Dollars ($250,000) shall be paid.

        7.5. PROCEDURES.

        (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the party that has agreed to indemnify the Indemnified Party (the "Indemnifying Party") in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure; and PROVIDED, FURTHER, that any such notice delivered to the Parent, or to such other party as the Sellers shall designate in writing from time to time, shall constitute notice to the Sellers. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

        (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnifying Party completely in connection with such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

        (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 7.2 or 7.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 7.2 or 7.3, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure.

        7.6. EXCLUSIVITY. After the Closing, the indemnities set forth in this
Article VII shall be the exclusive remedies of the parties hereto, their affiliates and their respective officers, directors, employees and agents for any misrepresentation, breach of any representation or warranty or breach of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Purchaser, GAI or any Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of the Purchaser, GAI or any Seller) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 8.1 shall be void.

        8.2. NO THIRD PARTY BENEFICIARIES. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

        8.3. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

        (a)  if to the Purchaser, to:

                  General Aquatics Corporation
                  c/o ESSEF Corporation
                  220 Park Drive
                  Chardon, Ohio
                  Attn:   Chief Operating Officer
                  Telephone No.: (216) 286-2200
                  Facsimile No.: (216) 286-2206
with copies to: ESSEF Corporation
                220 Park Drive
                Chardon, Ohio
                Attn: Chief Operating Officer
                Telephone No.: (216) 286-2200
                Facsimile No.: (216) 286-2206
and
                Squire, Sanders & Dempsey L.L.P.
                4900 Key Tower
                127 Public Square
                Cleveland, Ohio 44114
                Attn: Daniel F. Roules
                Telephone No.: (216) 479-8500
                Facsimile No.: (216) 479-8793

        (b)  if to GAI, Parent or any of the Subsidiaries,

        (i)     Prior to the Closing, to:

                GAI Acquisition Corp.
                206 Danbury Road
                Wilton, CT 06897
                Attn: President
                Telephone No.: (203) 834-6363
                Facsimile No.: (203) 834-6360

        (ii)    After the Closing, to:

                General Aquatics, Inc.
                206 Danbury Road
                Wilton, CT 06897
                Attn:   President
                Telephone No.: (203) 834-6363
                Facsimile No.: (203) 834-6360

         (iii)  With a copy to:

                Latham & Watkins
                885 Third Avenue
                New York, NY 10022
                Attn:   Steven Della Rocca
                Telephone No.: (212) 906-1200
                Facsimile No.: (212) 751-4864

        8.4. INTERPRETATION.

        (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

        (b) For all purposes hereof:

"affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

"Business" means the swimming pool construction and swimming pool and spa manufacturing and sales operations business conducted by the Company.

"Company Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Sellers, taken as a whole.

"Consent" means, with respect to any party, the consent, approval, license, permit, order or authorization of such party.

"including" means including, without limitation.

"knowledge" means to the actual knowledge of the specified person or entity.

"Purchaser Material Adverse Effect" means a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Purchaser and its subsidiaries, taken as a whole.

"person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

        (c) The following terms are defined in this Agreement in the Sections set forth below:


               Term                        Section
               ----                        -------
        affiliate                           8.4(b)
        Applicable Law                      2.4
        Assumed Liabilities                 1.4
        Business                            8.4(b)

        Closing                             1.5
        Closing Date                        1.5
        Code                                1.8
        Company                             Preamble
        Company Benefit Plan                2.9
        Company Material Adverse Effect     8.4(b)
        Company Pension Plans               2.9
        Confidentiality Agreement           8.14
        Consent                             8.4(b)
        Contract                            2.11
        Debt Increase Amount                1.6(a)
        DOJ                                 4.4(c)
        Effective Time                      8.11
        Environment                         2.16
        Environmental Laws                  2.16
        EQ                                  Preamble
        EQ Financial Statements             2.6A
        ERISA                               2.9(a)
        ERISA Affiliate                     2.9(a)
        ESSEF                               3.4
        ESSEF Financial Statements          3.4
        Financial Statements                2.5
        FTC                                 4.5(c)
        GAAP                                2.5
        GAI                                 Preamble
        Governmental Entity                 2.4
        Hazardous Substances                2.16
        HSR Act                             2.4
        including                           8.4(b)
        Indemnified Party                   7.5
        Indemnifying Party                  7.5
        Intellectual Property               1.1(f)
        IRS                                 2.9(a)
        Judgment                            2.4
        K2                                  5.1(e)
        knowledge                           8.4(b)
        Liens                               2.4
        Losses                              7.2
        Merger Agreement                    Preamble
        other bid                           4.2
        Permits                             2.11
        Permitted Liens                     2.13
        person                              8.4(b)
        Proceedings                         2.7
        Purchaser                           Preamble
        Purchaser Material Adverse Effect   8.4(b)

        Release                             2.16
        Retained Assets                     1.2
        Retained Liabilities                1.4
        Returns                             2.8
        Seller                              Preamble
        Sites                               2.16
        Taxes                               2.8
        Third Party Claim                   7.5
        Threat of Release                   2.16

        8.5. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.6. ENTIRE AGREEMENT. This Agreement (including the documents, the Schedules, the Exhibits and the instruments referred to herein) and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

        8.7. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles thereof.

        8.8. SEVERABILITY. Wherever possible, the terms of this Agreement shall be construed and interpreted so as to be valid and effective under Applicable Law. If any provision of this Agreement or any document contemplated hereby shall be deemed invalid, unenforceable or prohibited under Applicable Law, such provision shall be invalid or prohibited only to the extent of such invalidity, unenforceability or prohibition, and the Purchaser and the Sellers shall consult and attempt in good faith to agree on a legally acceptable modification that gives effect to the commercial objectives of the invalid, unenforceable or prohibited provision, and every other provision of such document shall remain in full force and effect.

        8.9. WAIVER.

        (a) In any proceeding by or against any GAI or Seller, (x) wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement or any document, instrument or agreement executed and delivered in connection herewith or (y) wherein GAI or any Seller asserts or prosecutes any claim under, or otherwise seeks to enforce this Agreement or any document, instrument or agreement executed and delivered in connection herewith, the Purchaser agrees in connection with such proceeding (i) that neither the Purchaser nor its counsel will move to seek disqualification of Latham & Watkins and (ii) to consent to the representation of GM or such Seller or Sellers by Latham & Watkins, notwithstanding that Latham & Watkins has or may have represented GAI or such Seller or Sellers as counsel in connection with any matter, including, without limitation, any transaction (including, without limitation, the transaction contemplated by this Agreement), negotiations, investigation, proceeding or action, prior to the Closing.

        (b) In any proceeding by or against the Purchaser, (x) wherein GAI or any Seller asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement or any document, instrument or agreement executed and delivered in connection herewith or (y) wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce this Agreement or any document, instrument or agreement executed and delivered in connection herewith, GAI and the Sellers agree in connection with such proceeding (i) that none of GAI, any Seller or their respective counsel will move to seek disqualification of Squire, Sanders & Dempsey L.L.P. and (ii) to consent to the representation of the Purchaser by Squire, Sanders & Dempsey L.L.P., notwithstanding that Squire, Sanders & Dempsey L.L.P. has or may have represented the Purchaser as counsel in connection with any matter, including, without limitation, any transaction (including, without limitation, the transaction contemplated by this Agreement), negotiations, investigation, proceeding or action, prior to the Closing.

        8.10. FURTHER ASSURANCES. The Purchaser, GAI and the Sellers shall each execute and deliver any and all further agreements, documents, or instruments reasonably requested by the other or necessary to effectuate the transactions contemplated by this Agreement.

        8.11. EFFECTIVE DATE. Notwithstanding anything to the contrary set forth herein, neither the Parent nor any Subsidiary shall be deemed to be a party to this Agreement until it shall have executed and delivered to the Purchaser a signature page to this Agreement, and GAI agrees that it shall cause the Parent, as the surviving entity in the Merger, and each Subsidiary to execute and deliver such signature page immediately following the effective time of the Merger (the " Effective Time"). Without limiting the generality of the foregoing, all representations, warranties, covenants or other obligations of any kind made or incurred by any Seller as a result of the execution and delivery of this Agreement shall be deemed to have been made as of, and such Seller shall deliver its Disclosure Schedules applicable to the representations and warranties it is making at, the time of such Seller's delivery of a signature page hereto. For informational purposes, GAI has PROVIDED the Purchaser with copies of the disclosure schedules to the Merger Agreement, which GAI believes will be delivered by the Sellers upon their execution of this Agreement, subject to any amendments thereto prior to the date of such execution; provided that there shall have been no material change to the content of such disclosure schedules from the Effective Time until the Closing, except to conform section references and defined terms to the references and terms set forth in this Agreement.

        8.12. SIGNATURES. The parties hereby agree and acknowledge that the delivery on behalf of any party of the signature of any person via telecopy who is duly authorized by such party to execute this Agreement on behalf of such party shall be binding upon such party with the same force and effect as though such person had delivered a manually executed signature page.

        8.13. AMENDMENTS AND WAIVERS TO MERGER AGREEMENT. This Agreement is not intended by the parties to be, nor shall it be construed to be, an amendment, supplement or modification of the Merger Agreement.

        8.14. CONFIDENTIALITY. GAI hereby reaffirms the obligations specified in that certain letter agreement between the Purchaser and The Stamford Capital Group, Inc. dated March 4, 1997 with respect to confidentiality (the "Confidentiality Agreement").

        8.15. CONSENT TO JURISDICTION. GAI, each of the Sellers and the Purchaser irrevocably submits to the exclusive jurisdiction of (a) the Courts of the State of New York and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. GAI, each of the Sellers and the Purchaser agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York. GAI, each of the Sellers and the Purchaser further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.15. GAI, each of the Sellers and the Purchaser irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        IN WITNESS WHEREOF, the Purchaser, GAI Acquisition Corp. and each Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


GENERAL AQUATICS CORPORATION          GAI ACQUISITION CORP.

By: /s/ Stuart D. Neidus              By:  /s/ Scott Dunn
   ---------------------------            ---------------------------
   Name: Stuart D. Neidus                 Name: Scott Dunn
   Title: Vice President                  Title: Treasurer

By: /s/ Douglas J. Brittelle          GENERAL AQUATICS, INC.
   ---------------------------
   Name: Douglas J. Brittelle
   Title: Vice President
                                      By:  /s/ Scott Dunn
                                          ----------------------------
                                          Name: Scott Dunn
                                          Title: Treasurer

                                      ANTHONY AND SYLVAN POOLS, INC.

                                      By:  /s/ Scott Dunn
                                          ----------------------------
                                          Name: Scott Dunn
                                          Title: Treasurer

                                      KDI AMERICAN PRODUCTS, INC.

                                      By:  /s/ Scott Dunn
                                          ----------------------------
                                          Name: Scott Dunn
                                          Title: Treasurer

                                      KDI PARAGON, INC.

                                      By:  /s/ Scott Dunn
                                          ----------------------------
                                          Name: Scott Dunn
                                          Title: Treasurer